As filed with the Securities and Exchange Commission on August 16, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KITE REALTY GROUP TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland	11-3715772
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

30 S. Meridian Street
Suite 1100
Indianapolis, IN 46204
(317) 577-5600
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

John A. Kite
Chief Executive Officer and President
Kite Realty Group Trust
30 S. Meridian Street
Suite 1100
Indianapolis, IN 46204
(317) 577-5600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

J. Warren Gorrell, Jr., Esq.

David W. Bonser, Esq.
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares, par value $0.01 per share	9,115,149	15.23	$138,823,720	$16,339.55

(1)    Including an indeterminate number of shares which may be issued with respect to such common shares by way of a stock dividend, stock split or in connection with a stock combination, recapitalization, merger, consolidation or otherwise.

(2)    Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the New York Stock Exchange on August 12, 2005.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED AUGUST 16, 2005

The information in this prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

9,115,149 Common Shares

KITE REALTY GROUP TRUST

This prospectus relates to (i) the possible issuance of 8,281,882 common shares (the “Redemption Shares”) of Kite Realty Group Trust to certain holders of units of limited partnership interest in Kite Realty Group, L.P. upon tender of those units for redemption, (ii) the offer and sale from time to time of up to 833,267 common shares that were issued to the selling securityholders identified in this prospectus as part of our formation transactions in August 2004, and (iii) the offer and sale from time to time of any Redemption Shares that may be issued to persons who may be affiliates of our company. We will not receive any cash proceeds from the sale of any common shares by the selling securityholders or from the issuance of the Redemption Shares to the holders of the units tendered for redemption or any subsequent sale of the Redemption Shares by such unit holders, but we will acquire units from redeeming unit holders in exchange for any common shares we may issue pursuant to this prospectus.

We are the sole general partner of Kite Realty Group, L.P. and own approximately 69% of its outstanding partnership interest as of August 15, 2005. The 8,281,882 units that may be redeemed were issued in connection with our formation transactions in August 2004. We are registering the issuance of the common shares to permit the holders thereof to sell them without restriction in the open market or otherwise, but the registration of the common shares does not necessarily mean that any holders will elect to redeem their units. Also, upon any redemption, we may elect to pay cash for the units tendered rather than common shares. Although we will incur expenses in connection with the registration of the Redemption Shares, we will not receive any cash proceeds upon their issuance.

We will pay all expenses incident to the registration of the 9,115,149 common shares offered herein (other than brokerage and sales commissions, fees and disbursements of the unit holders’ or selling securityholders’ counsel, accountants and other advisors, and transfer taxes, if any, relating to the sale or disposition of the offered shares).

Our common shares are listed on the New York Stock Exchange under the symbol “KRG.”  On August 15, 2005, the last reported sale price of our common shares on the NYSE was $15.30. Our corporate offices are located at 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204 and our telephone number is (317) 577-5600.

Investing in our Company involves risks. You should carefully read and consider the “Risk Factors” incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 before investing in our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is

You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

When used in this prospectus, except where the context otherwise requires, the terms “we”, “our”, “us” and “the Company” refer to Kite Realty Group Trust and, where appropriate, its subsidiaries, and all references to the “Operating Partnership” refer to Kite Realty Group, L.P.

FORWARD-LOOKING STATEMENTS

This prospectus, together with other statements and information publicly disseminated by Kite Realty Group Trust, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial or otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to:

•       national and local economic, business, real estate and other market conditions;

•       the ability of tenants to pay rent;

•       the competitive environment in which we operate;

•       financing risks;

•       property management risks;

•       the level and volatility of interest rates;

•       the financial stability of tenants;

•       our ability to maintain our status as a real estate investment trust (“REIT”) for federal income tax purposes;

•       acquisition, disposition, development and joint venture risks;

•       potential environmental and other liabilities;

•       other factors affecting the real estate industry generally; and

•       other risks identified in this prospectus and, from time to time, in other reports we file with the Securities and Exchange Commission (the “SEC”) or in other documents that we publicly disseminate.

We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov. You can also inspect copies of our public filings at the offices of the New York Stock Exchange (the “NYSE”). For further information about obtaining copies of our public filings from the NYSE, please call (212) 656-5060.

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act of 1933 relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below, the file number for each of which is 1-32268, that have been previously filed with the SEC:

•       our Annual Report on Form 10-K for the year ended December 31, 2004;

•       our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

•       our Current Reports on Form 8-K filed with the SEC on March 9, 2005, March 21, 2005, April 5, 2005, May 4, 2005, May 19, 2005, July 7, 2005 and August 16, 2005;

•       our Definitive Proxy Statement on Form 14A filed with the SEC on April 15, 2005; and

•       our Registration Statement on Form 8-A, which incorporates by reference the description of our common shares from our Registration Statement on Form S-11 (Reg. No. 333-114224), and all reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K except to the extent set forth above. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

You may obtain copies of any of these filings through Kite Realty Group Trust as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:

Kite Realty Group Trust
30 S. Meridian Street
Suite 1100
Indianapolis, IN 46204
(317) 577-5600
Attn: Investor Relations
Internet Website: www.kiterealty.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

THE COMPANY

Overview

We are a full-service, vertically integrated real estate investment trust focused primarily on the development, construction, acquisition, ownership and operation of high quality neighborhood and community shopping centers in selected growth markets in the United States. We also provide real estate facility management, construction, development and other advisory services to third parties.

As of June 30, 2005, we owned interests in a portfolio of 36 retail operating properties totaling approximately 5.4 million square feet of gross leasable area (including non-owned anchor space) and 12 retail development properties that are expected to contain approximately 1.9 million square feet of gross leasable area (including non-owned anchor space). Our retail operating portfolio was 93.8% leased as of June 30, 2005 to a diversified tenant base, with no single retail tenant accounting for more than 2.8% of our total annualized base rent. As of June 30, 2005, we also owned interests in five commercial operating properties totaling approximately 663,000 square feet of net rentable area and a related parking garage. Occupancy of our commercial operating portfolio was 97.7% as of June 30, 2005, with no single commercial tenant accounting for more than 3.1% of our annualized base rent. Our operating portfolio currently consists of properties in Indiana, Texas, Florida, Georgia, Illinois, New Jersey, Ohio, Oregon and Washington. In addition, we currently own interests in land parcels comprising approximately 65 acres that may be used for future development of retail or commercial properties or for expansion of existing properties.

We were formed in March 2004 and organized as a Maryland real estate investment trust. From inception until August 16, 2004, neither we, our Operating Partnership nor our other subsidiaries had any operations. We commenced operations on August 16, 2004 after completing our initial public offering (“IPO”), concurrently with the consummation of various formation transactions that consolidated into our Operating Partnership the ownership of a portfolio of properties and property interests, and certain commercial real estate businesses of our predecessor, the Kite Property Group, a nationally recognized real estate owner and developer. Kite, Inc., an affiliate of Kite Property Group, was founded in 1960 by our Chairman, Al Kite, and grew from an interior construction company to a full-service, vertically integrated real estate development, construction and management company.

We conduct all of our business through our Operating Partnership, of which we are the sole general partner. As of June 30, 2005, we held an approximate 69% interest in our Operating Partnership.

RISK FACTORS

You should consider carefully the risks incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the other information contained in this prospectus before deciding to invest in our securities.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance or sale of the common shares offered by this prospectus, but we will acquire units in Kite Realty Group, L.P. in exchange for any common shares we may issue to a redeeming unitholder.

DESCRIPTION OF COMMON SHARES

General

Our declaration of trust provides that we may issue up to 200,000,000 common shares of beneficial interest, par value $.01 per share, and 40,000,000 preferred shares of beneficial interest, par value $.01 per share. As of August 5, 2005, 19,148,267 common shares were issued and outstanding and no preferred shares were issued and outstanding.

Maryland law provides and our declaration of trust provides that none of our shareholders is personally liable for any of our obligations solely as a result of that shareholder’s status as a shareholder.

Voting Rights of Common Shares

Subject to the provisions of our declaration of trust regarding restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a plurality of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election.

Under the Maryland statute governing real estate investment trusts formed under the laws of that state, which we refer to as the Maryland REIT law, a Maryland REIT generally cannot amend its declaration of trust or merge unless recommended by its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT’s declaration of trust. Our declaration of trust provides for approval by a majority of all votes entitled to be cast on all other matters in all situations permitting or requiring action by shareholders except with respect to the election of trustees (which will require a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present). Our declaration of trust permits the trustees to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law, without the affirmative vote or written consent of the shareholders.

Dividends, Liquidation and Other Rights

All common shares offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common shares will be entitled to receive dividends when, as and if declared by our board of trustees out of assets legally available for the payment of dividends. They also will be entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights will be subject to the preferential rights of any other class or series of our shares and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.

Holders of our common shares will have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and will have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of shares contained in our declaration of trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.

Power to Classify and Reclassify Shares and Issue Additional Common Shares or Preferred Shares

Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series, as authorized by the board of trustees. Prior to issuance of shares of each class or series, the board of trustees is required by the Maryland REIT law and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest. As of August 5, 2005, no preferred shares were outstanding.

To permit us increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise, our declaration of trust allows us to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or might otherwise be in their best interests.

Holders of our common shares do not have preemptive rights, which means they have no right to acquire any additional shares that we may issue at a subsequent date.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is LaSalle Bank National Association.

Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws

The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary. For a complete description, we refer you to the applicable Maryland law, our declaration of trust and bylaws.

Number of Trustees; Vacancies

Our declaration of trust and bylaws provides that the number of our trustees will be established by a vote of a majority of the members of our board of trustees. We currently have seven trustees. Our bylaws provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Pursuant to our declaration of trust, each of our trustees is elected by our shareholders to serve until the next annual meeting and until their successors are duly elected and qualify. Under Maryland law, our board may elect to create staggered terms for its members.

Our bylaws provide that at least a majority of our trustees will be “independent,” with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the NYSE.

Removal of Trustees

Our declaration of trust provides that a trustee may be removed only with cause and only upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. Absent removal of all of our trustees, this provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations

Our board has approved a resolution that exempts us from the provisions of the Maryland business combination statute described below but may opt to make these provisions applicable to us in the future. Maryland law prohibits “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

•       any person who beneficially owns 10% or more of the voting power of our shares; or

•       an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

A person is not an interested shareholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.

After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

•       80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

•       two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as described under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are approved by our board of trustees before the time that the interested shareholder becomes an interested shareholder.

Control Share Acquisitions

Our bylaws contain a provision exempting any and all acquisitions of our common shares from the control shares provisions of Maryland law. However, our board of trustees may opt to make these provisions applicable to us at any time by amending or repealing this provision in the future, and may do so on a retroactive basis. Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or trustees who are our employees are excluded from the shares entitled to vote on the matter. “Control shares” are issued and outstanding voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise or direct the exercise of the voting power in electing trustees within one of the following ranges of voting power:

•       one-tenth or more but less than one-third;

•       one-third or more but less than a majority; or

•       a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, we may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.

Merger, Amendment of Declaration of Trust

Under Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless recommended by the board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT’s declaration of trust. Under our declaration of trust, we cannot dissolve or merge with another entity without the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Our declaration of trust, including its provisions on removal of trustees, may be amended only by the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Under the Maryland REIT law and our declaration of trust, our trustees are permitted, without any action by our shareholders, to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders.

Limitation of Liability and Indemnification

Our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

•       actual receipt of an improper benefit or profit in money, property or services; or

•       a final judgment based upon a finding of active and deliberate dishonesty by the trustee that was material to the cause of action adjudicated.

Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our declaration of trust and bylaws require us, to the maximum extent permitted by Maryland law, to indemnify each present or former trustee or officer who is made a party to a proceeding by reason of his or her service to us.

Maryland law will permit us to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•       the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and was committed in bad faith; or

•       was the result of active and deliberate dishonesty;

•       the trustee or officer actually received an improper personal benefit in money, property or services; or

•       in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law will prohibit us from indemnifying our present and former trustees and officers for an adverse judgment in an action by us or in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

•       a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•       a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

Operations

We generally are prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

Term and Termination

Our declaration of trust provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Meetings of Shareholders

Under our bylaws, annual meetings of shareholders are to be held each year between April 15 and May 15 at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the Chairman of our board of trustees, our President or our Chief Executive Officer. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•       pursuant to our notice of the meeting;

•       by our board of trustees; or

•       by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:

•       pursuant to our notice of the meeting;

•       by our board of trustees; or

•       provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although our bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

The business combination provisions of Maryland law (if our board of trustees opts to make them applicable to us), the control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded), the limitations on removal of trustees, the restrictions on the acquisition of our shares of beneficial interest, the power to issue additional common shares or preferred shares and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or might otherwise be in their best interest. The “unsolicited takeovers” provisions of Maryland law permit our board of trustees, without shareholder approval and regardless of what is provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have.

RESTRICTIONS ON OWNERSHIP

In order to qualify as a REIT under the Internal Revenue Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly, indirectly, or through attribution, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities).

Because our board of trustees believes that it is essential for us to qualify as a REIT and for anti-takeover reasons, our declaration of trust, subject to certain exceptions, contains restrictions on the number of our shares of beneficial interest that a person may own. Our declaration of trust provides that:

•       no person, other than an excepted holder or a designated investment entity (each as defined in the declaration of trust), may own directly, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 7%, in value or number of shares, whichever is more restrictive, of our issued and outstanding common shares;

•       no person may own directly or indirectly, or be deemed to own through attribution, more than 9.8% in number or value or any class of series of preferred shares;

•       no excepted holder, which means Al Kite, John Kite, Paul Kite, their family members and certain entities controlled by them, may currently acquire or hold, directly or indirectly, shares in excess of 21.5% in number or value, whichever is more restrictive, of our issued and outstanding common shares after application of the relevant attribution rules;

•       no designated investment entity may acquire or hold, directly or indirectly (or through attribution), shares in excess of the designated investment entity limit of 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of shares;

•       no person shall beneficially own shares that would result in our otherwise failing to qualify as a REIT (including but not limited to ownership that would result in the our owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by us (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code);

•       no person shall beneficially or constructively own our shares of beneficial interest that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•       no person shall transfer our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons.

The declaration of trust defines a “designated investment entity” as:

1.     an entity that is a pension trust that qualifies for look-through treatment under Section 856(h)(3) of the Code;

2.     an entity that qualifies as a regulated investment company under Section 851 of the Code; or

3.     an entity that (i) for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in, purchasing, or selling securities; (ii) purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of us, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Securities Exchange Act of 1934, as amended; and (iii) has or shares voting power and investment power within the meaning of Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended;

so long as each beneficial owner of such entity, or in the case of an investment management company, the individual account holders of the accounts managed by such entity, would satisfy the 7% ownership limit if such beneficial owner or account holder owned directly its proportionate share of the shares held by the entity.

Our board of trustees may waive the 7% ownership limit, or the 9.8% designated investment entity limit, for a shareholder that is not an individual if such shareholder provides information and makes representations to the board that are satisfactory to the board, in its reasonable discretion, to establish that such person’s ownership in excess of the 7% limit or the 9.8% limit, as applicable, would not jeopardize our qualification as a REIT.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. If any transfer of shares or any other event would otherwise result in any person violating the ownership limits described above, then our declaration of trust provides that (a) the transfer will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares that exceeds the ownership limits and (b) the prohibited transferee would not acquire any right or interest in the shares. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

All certificates representing our shares will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our shares, including common shares, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or might otherwise be in the best interest of our shareholders.

REDEMPTION OF UNITS

General

As a general rule, a limited partner may exercise a redemption right to redeem his or her Operating Partnership units at any time beginning one year following the date of the issuance of the Operating Partnership units held by the limited partner. If we give the limited partners notice of our intention to make an extraordinary distribution of cash or property to our shareholders or effect a merger, a sale of all or substantially all of our assets, or any other similar extraordinary transaction, each limited partner may exercise its unit redemption right, regardless of the length of time it has held its Operating Partnership units. This unit redemption right begins when the notice is given, which must be at least 20 business days before the record date for determining shareholders eligible to receive the distribution or to vote upon the approval of the merger, sale or other extraordinary transaction, and ends on the record date. We, in our sole discretion, may shorten the required notice period of not less than ten business days prior to the record date to determine the shareholders eligible to vote upon a merger transaction (but not any of the other covered transactions) to a period of not less than ten calendar days so long as certain conditions set forth in the partnership agreement are met. If no record date is applicable, we must provide notice to the limited partners at least 20 business days before the consummation of the merger, sale or other extraordinary transaction.

A limited partner may exercise its unit redemption right by giving written notice to our Operating Partnership and us. The Operating Partnership units specified in the notice generally will be redeemed on the tenth business day following the date we received the redemption notice or, in the case of the exercise of a unit redemption right in connection with an extraordinary transaction, the date our Operating Partnership and we received the redemption notice. A limited partner may not exercise the unit redemption right for fewer than 1,000 Operating Partnership units, or if the limited partner holds fewer than 1,000 Operating Partnership units, all of the Operating Partnership units held by that limited partner. The redeeming partner will have no right to receive any distributions paid on or after the redemption date with respect to those Operating Partnership units redeemed.

Unless we elect to assume and perform our Operating Partnership’s obligation with respect to the unit redemption right, as described below, a limited partner exercising a unit redemption right will receive cash from our Operating Partnership in an amount equal to the market value of our common shares for which the Operating Partnership units would have been redeemed if we had assumed and satisfied our Operating Partnership’s obligation by paying our common shares, as described below. The market value of our common shares for this purpose (assuming a market then exists) will be equal to the average of the closing trading price of our common share on the NYSE for the ten trading days before the day on which we received the redemption notice.

We have the right to elect to acquire the Operating Partnership units being redeemed directly from a limited partner in exchange for either cash in the amount specified above or a number of our common shares equal to the number of Operating Partnership units offered for redemption, adjusted as specified in the partnership agreement to take into account prior share dividends or any subdivisions or combinations of our common shares. The Operating Partnership will have the sole discretion to elect whether the redemption right will be satisfied by us in cash or our common shares. No redemption or exchange can occur if delivery of common shares by us would be prohibited either under the provisions of our declaration of trust or under applicable federal or state securities laws, in each case regardless of whether we would in fact elect to assume and satisfy the unit redemption right with shares.

Material U.S. Federal Income Tax Consequences of Redemption

The following discussion summarizes certain federal income tax considerations that may be relevant to a limited partner of the Operating Partnership who exercises his or her right to require the redemption of units. Because the specific tax consequences to a holder exercising such holder’s redemption right will depend upon the specific circumstances of that holder, each holder considering exercising the redemption right is strongly urged to consult such holder’s own tax advisor regarding the specific federal, state, local and non-U.S. tax consequences to such holder of the exercise of the redemption right in light of such holder’s specific circumstances.

The following discussion is intended for “U.S. holders” only. A “U.S. holder” means a beneficial owner of our units that is for U.S. federal income tax purposes:

1.                a citizen or resident alien individual, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

2.                a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

3.                an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

4.                in general, a trust whose administration is subject to the primary supervision of a United States court and the control of one or more United States persons or a trust that was in existence on August 20, 1996 and has made a valid election to be treated as a U.S. person.

Generally, in the case of an entity treated as a partnership for U.S. federal income tax purposes that holds units, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. A “non-U.S. holder” is a holder, including any partner in a partnership that holds our units, that is not a U.S. holder. Non-U.S. holders should consult their tax advisor regarding the specific federal, state, local and non-U.S. tax consequences to them of exercising the redemption right.

Tax Treatment of Redemption of Units by a U.S. Holder Generally

If we assume and perform the redemption obligation, the redemption will be treated by us and the Operating Partnership as a sale of such units by the redeeming limited partner to us in a fully taxable transaction. In that event, such sale will be fully taxable to the redeeming limited partner and such redeeming limited partner will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of our common stock received in the exchange plus the amount of the Operating Partnership nonrecourse liabilities allocable to such redeemed units at the time of the redemption. The determination of the amount of gain or loss in the event of sale treatment is discussed more fully below.

If we do not elect to assume the obligation to redeem a limited partner’s units, the Operating Partnership may redeem such units for cash. If the Operating Partnership redeems units for cash that we contribute to it to effect such redemption, the redemption of those units likely would be treated for tax purposes as a sale of such units to us in a fully taxable transaction, although the matter is not free from doubt. In that event, the redeeming partner would be treated as realizing an amount equal to the sum of the cash received in the exchange plus the amount of the Operating Partnership nonrecourse liabilities allocable to the redeemed units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below.

If, instead, the Operating Partnership chooses to redeem a limited partner’s units for cash that is not contributed by us to effect the redemption, the redemption will not be treated as a sale to us of the redeeming partners limited partner’s units. Rather, the redemption of the limited partner’s units would be treated as a repurchase of the units by the Operating Partnership. If the Operating Partnership redeems less than all of a limited partner’s units, such limited partner would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the share of the Operating Partnership nonrecourse liabilities allocable to the redeemed units, exceeded the limited partner’s adjusted basis in all of such limited partner’s units immediately before the redemption. You are urged to consult your tax advisor regarding the specific federal, state, local and non-U.S. tax consequences to you if the Operating Partnership elects to redeem your limited partner units for cash.

Tax Treatment of Sale of Units by a U.S. Holder

If a unit is sold, or otherwise disposed of, gain or loss from the disposition will be based on the difference between the amount realized on the disposition and the unitholder’s basis attributable to the unit. The amount realized on the disposition of a unit generally will equal the sum of:

•       any cash received;

•       the fair market value of any other property received; and

•       the amount of the Operating Partnership liabilities allocated to the units redeemed at the time of the redemption.

Accordingly, a unitholder will recognize gain on the disposition of a unit to the extent that the amount realized exceeds the unitholder’s basis for the unit. Because the amount realized includes any amount attributable to the relief from the Operating Partnership liabilities attributable to the unit, a unitholder could have taxable income, or perhaps even a tax liability, in excess of the amount of cash and property received upon the disposition of the unit. In particular, if you have a “negative capital account” with respect to your units, your taxable gain will exceed the value of the common shares or cash received by the amount of that “negative capital account” attributable to the units redeemed.

Generally, gain recognized on the disposition of a unit will be capital gain. However, any portion of the unitholder’s amount realized on the disposition of a unit that is attributable to “unrealized receivables” of the Operating Partnership, as defined in section 751 of the Internal Revenue Code of 1986, as amended (the “Code”), will give rise to ordinary income. The amount of ordinary income that would have to be recognized would be equal to the amount by which the unitholder’s share of unrealized receivables of the Operating Partnership exceeds the unitholder’s basis attributable to those assets. Unrealized receivables include, to the extent not previously included in the Operating Partnership’s income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts attributable to prior depreciation deductions that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the redemption.

For individuals, trusts and estates, net capital gain from the sale of an asset held one year or less is subject to tax at the applicable rate for ordinary income. For these taxpayers, the maximum rate of tax on the net capital gain from a sale or exchange of an asset held for more than one year currently is 15%. However, the applicable Treasury regulations apply a 25% rate to a sale of an interest in a pass-through entity, such as a partnership, to the extent that the gain realized on the sale of the interest is attributable to prior depreciation deductions by the Operating Partnership that have not otherwise been recaptured as ordinary income under other depreciation recapture rules. Accordingly, any gain on the sale of an Operating Partnership unit held for more than one year could be treated partly as gain from the sale of a long-term capital asset subject to a 15% tax rate, partly as gain from the sale of depreciable real property subject to a 25% tax rate to the extent attributable to prior depreciation deductions by the Operating Partnership that have not been otherwise recaptured as ordinary income, and partly as ordinary income to the extent attributable to unrealized receivables. Each Operating Partnership unitholder should consult with its tax advisor regarding the application of the 25% rate to a sale of Operating Partnership units.

Basis of Units

In general, a unitholder who received units upon liquidation of a partnership had an initial tax basis in such units equal to the basis in the liquidated partnership interest at the time of such liquidation. Similarly, in general, a unitholder who received units in exchange for a contribution of property had an initial basis in the units equal to the basis in the contributed property.

A unitholder’s initial basis in its units will generally be increased by the unitholder’s share of:

•       the Operating Partnership taxable income;

•       any increases in nonrecourse liabilities incurred by the Operating Partnership; and

•       recourse liabilities to the extent the unitholder elects to take on a deficit restoration obligation or otherwise incurs the risk of loss with respect to those liabilities, whether through a guarantee or indemnification agreement or otherwise.

Generally, an Operating Partnership unitholder’s initial basis in its units will be decreased, but not below zero, by the unitholder’s share of:

•       the Operating Partnership distributions;

•       decreases in liabilities of the Operating Partnership, including any decrease in its share of the nonrecourse liabilities of the Operating Partnership and any recourse liabilities for which it is considered to bear the economic risk of loss;

•       losses of the Operating Partnership; and

•       nondeductible expenditures of the Operating Partnership that are not chargeable to capital.

Potential Application of the Disguised Sale Rules to a Redemption of Units

In the case of a limited partner who contributed property to the Operating Partnership in exchange for units, there is a possibility that a redemption of units might cause the original transfer of property to the Operating Partnership to be treated as a “disguised sale” of property. The Code and the Treasury Regulations thereunder (we refer to as the “Disguised Sale Regulations”) generally provide that, unless one of the prescribed exceptions is applicable or the facts and circumstances clearly establish the absence of a sale, a partner’s contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration, including the assumption of or taking subject to a liability, from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. The Disguised Sale Regulations also provide, however, that if two years have passed between the transfer of money or other consideration (for example, common stock) and the contribution of property, the transactions will not be presumed to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

Registration Rights

We are registering the common shares being offered by this prospectus pursuant to contractual obligations under a registration rights agreement between us and the limited partners of our Operating Partnership. Pursuant to the registration rights agreement, we have agreed to bear expenses incident to our registration requirements under the registration rights agreement, including the reasonable fees and disbursements of counsel to the persons exercising registration rights in connection with their exercise of the registration rights except that such expenses shall not include any brokerage and sales commissions or any transfer taxes relating to the sale of such shares.

STRUCTURE AND DESCRIPTION OF OUR OPERATING PARTNERSHIP

The following is a summary of the material terms of the partnership agreement of our Operating Partnership, which we refer to as the “partnership agreement.” This summary is not comprehensive. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” For purposes of this section, reference to “our company,” “we,” “us” and “our” mean Kite Realty Group Trust and its wholly owned subsidiaries.

Management

Our operating partnership, Kite Realty Group, L.P., which we refer to as our Operating Partnership, is a Delaware limited partnership that was formed on March 29, 2004. We are the sole general partner of our Operating Partnership, and we will conduct substantially all of our operations through our Operating Partnership. As of June 30, 2005, we owned approximately 69% of the interests in our Operating Partnership. Except as otherwise expressly provided in the partnership agreement, we, as general partner, have the exclusive right and full authority and responsibility to manage and operate the partnership’s business. Limited partners generally do not have any right to participate in or exercise control or management power over the business and affairs of our Operating Partnership or the power to sign documents for or otherwise bind our Operating Partnership. We, as general partner, have full power and authority to do all things we deem necessary or desirable to conduct the business of our Operating Partnership, as described below. In particular, we are under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of our Operating Partnership but we are expressly permitted to take into account our tax consequences. The limited partners have no power to remove us as general partner, unless our shares are not publicly traded, in which case we, as general partner, may be removed with or without cause by the consent of the partners holding partnership interests representing more than 50% of the percentage interest (as defined in the partnership agreement) of the interests entitled to vote thereon. The consent of the limited partners, not including us to some matters, is necessary in limited circumstances.

Management Liability and Indemnification

We, as general partner of our Operating Partnership, and our trustees and officers are not liable for monetary or other damages to our Operating Partnership, any partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, unless we acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived. To the fullest extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, any limited partners, or any of our officers, directors or trustees and other persons as we may designate from and against any and all losses, claims, damages, liabilities, joint and several, expenses, judgments, fines, settlements and other amounts incurred in connection with any actions relating to the operations of our Operating Partnership, unless it is established by a final determination of a court of competent jurisdiction that:

•       the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•       the indemnitee actually received an improper personal benefit in money, property or services; or

•       in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Fiduciary Responsibilities

Our trustees and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our shareholders. At the same time, we, as general partner, have fiduciary duties to manage our Operating Partnership in a manner beneficial to our Operating Partnership and its partners. Our duties, as general partner, to our Operating Partnership and its limited partners, therefore, may come into conflict with the duties of our trustees and officers to our shareholders.

The partnership agreement expressly limits our liability by providing that we, as general partner, and our officers, trustees, agents or employees, are not liable for monetary or other damages to our Operating Partnership, the limited partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission unless we acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

Transfers

We, as general partner, generally may not transfer any of our partnership interests in our Operating Partnership, including any of our limited partnership interests, except in connection with a merger, consolidation or other combination with or into another person, a sale of all or substantially all of our assets or any reclassification, recapitalization or change of our outstanding shares. We may engage in such a transaction only if the transaction has been approved by the consent of the partners holding partnership interests representing more than 50% of the percentage interest (as defined in the partnership agreement) of the interests entitled to vote thereon, including any Operating Partnership units held by us and in connection with which all limited partners have the right to receive consideration which, on a per unit basis, is equivalent in value to the consideration to be received by our shareholders, on a per share basis, and such other conditions are met that are expressly provided for in our partnership agreement. In addition, we may engage in a merger, consolidation or other combination with or into another person where following the consummation of such transaction, the equity holders of the surviving entity are substantially identical to our shareholders. We will not withdraw from our Operating Partnership, except in connection with a transaction as described in this paragraph.

With certain limited exceptions, the limited partners may not transfer their interests in our Operating Partnership, in whole or in part, without our written consent, which consent may be withheld in our sole and absolute discretion.

Even if our consent is not required for a transfer by a limited partner, we, as general partner, may prohibit the transfer of Operating Partnership units by a limited partner unless we receive a written opinion of legal counsel that the transfer would not require filing of a registration statement under the Securities Act or would not otherwise violate any federal, or state securities laws or regulations applicable to our Operating Partnership or the Operating Partnership units. Further, except for certain limited exceptions, no transfer of Operating Partnership units by a limited partner, without our prior written consent, may be made if:

•       in the opinion of legal counsel for our Operating Partnership, there is a significant risk that the transfer would result in our Operating Partnership being treated as an association taxable as a corporation for federal income tax purposes or would result in a termination of our Operating Partnership for federal income tax purposes;

•       in the opinion of legal counsel for our Operating Partnership, there is a significant risk that the transfer would adversely affect our ability to continue to qualify as a REIT or would subject us to certain additional taxes or would subject our Operating Partnership to adverse tax consequences; or

•       such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Internal Revenue Code.

Except with our consent to the admission of the transferee as a limited partner, no transferee shall have any rights by virtue of the transfer other than the rights of an assignee, and will not be entitled to vote Operating Partnership units in any matter presented to the limited partners for a vote. We, as general partner, have the right to consent to the admission of a transferee of the interest of a limited partner, which consent may be given or withheld by us in our sole and absolute discretion.

In the case of a proposed transfer of Operating Partnership units to a lender to our Operating Partnership or any person related to the lender whose loan constitutes a nonrecourse liability, the transferring partner must obtain our prior consent.

Distributions

The partnership agreement requires the distribution of available cash on at least a quarterly basis. Available cash is the net operating cash flow plus any reduction in reserves and minus interest and principal payments on debt, all cash expenditures (including capital expenditures), investments in any entity, any additions to reserves and other adjustments, as determined by us in our sole and absolute discretion.

Unless we otherwise specifically agree in the partnership agreement or in an agreement entered into at the time a new class or series is created, no partnership interest will be entitled to a distribution in preference to any other partnership interest. A partner will not in any event receive a distribution of available cash with respect to an Operating Partnership unit if the partner is entitled to receive a distribution out of that same available cash with respect to a share of our company for which that Operating Partnership unit has been exchanged or redeemed.

We will make reasonable efforts, as determined by us in our sole and absolute discretion and consistent with our qualification as a REIT, to distribute available cash:

•       to the limited partners so as to preclude the distribution from being treated as part of a disguised sale for federal income tax purposes; and

•       to us, as general partner, in an amount sufficient to enable us to pay shareholder dividends that will satisfy our requirements for qualifying as a REIT and to avoid any federal income or excise tax liability for us.

Allocation of Net Income and Net Loss

Net income and net loss of our Operating Partnership are determined and allocated with respect to each fiscal year of our Operating Partnership. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the general partner and the limited partners in accordance with their respective percentage interests in the class at the end of each fiscal year. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b), 1.704-2 and 1.752-3(a).

Issuance of Additional Partnership Interests

We, as general partner, are authorized to cause our Operating Partnership to issue additional Operating Partnership units or other partnership interests to its partners, including us and our affiliates, or other persons. These Operating Partnership units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of limited partnership interests (including Operating Partnership units held by us), as determined by us in our sole and absolute discretion without the approval of any limited partner, subject to limitations described below.

No Operating Partnership unit or interest may be issued to us as general partner or limited partner unless:

•       our Operating Partnership issues Operating Partnership units or other partnership interests in connection with the grant, award or issuance of shares or other equity interests in us having designations, preferences and other rights so that the economic interests attributable to the newly issued shares or other equity interests in us are substantially similar to the designations, preferences and other rights, except voting rights, of the Operating Partnership units or other partnership interests issued to us, and we contribute to our Operating Partnership the proceeds from the issuance of the shares or other equity interests received by us; or

•       our Operating Partnership issues the additional Operating Partnership units or other partnership interests to all partners holding Operating Partnership units or other partnership interests in the same class or series in proportion to their respective percentage interests in that class or series.

Preemptive Rights

Except to the extent expressly granted by our Operating Partnership in an agreement other than the partnership agreement, no person or entity, including any partner of our Operating Partnership, has any preemptive, preferential or other similar right with respect to:

•       additional capital contributions or loans to our Operating Partnership; or

•       the issuance or sale of any Operating Partnership units or other partnership interests.

Amendment of Partnership Agreement

Amendments to the partnership agreement may be proposed by us, as general partner, or by any limited partner holding partnership interests representing 25% or more of the percentage interest (as defined in the partnership agreement) of the interests entitled to vote thereon. In general, the partnership agreement may be amended only with the approval of the general partner and the consent of the partners holding partnership interests representing more than 50% of the percentage interests (as defined by the partnership agreement) entitled to vote thereon. However, as general partner, we will have the power, without the consent of the limited partners, to amend the partnership agreement as may be required:

•       to add to our obligations as general partner or surrender any right or power granted to us as general partner or any affiliate of ours for the benefit of the limited partners;

•       to reflect the admission, substitution, termination or withdrawal of partners in compliance with the partnership agreement;

•       to set forth the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued in accordance with the authority granted to us as general partner;

•       to reflect a change that does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement; and

•       to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local agency or contained in federal, state or local law.

The approval of a majority of the partnership interests held by limited partners other than us is necessary to amend provisions regarding, among other things:

•       the issuance of partnership interests in general and the restrictions imposed on the issuance of additional partnership interests to us in particular;

•       the prohibition against removal of our company as general partner by the limited partners;

•       restrictions on our power to conduct businesses other than owning partnership interests of our Operating Partnership and the relationship of our shares to Operating Partnership units;

•       limitations on transactions with affiliates;

•       our liability as general partner for monetary or other damages to our Operating Partnership;

•       partnership consent requirements for the sale or otherwise dispose of substantially all the assets of our Operating Partnership; or

•       the transfer of partnership interests held by us or the dissolution of our Operating Partnership.

Any amendment of the provision of the partnership agreement which allows the voluntary dissolution of our Operating Partnership before December 31, 2054 can be made only with the consent of the partners holding partnership interest representing 90% or more of the percentage interest (as defined in the partnership agreement) of the interests entitled to vote thereon, including partnership interests held by us.

Amendments to the partnership agreement that would, among other things:

•       convert a limited partner’s interest into a general partner’s interest;

•       modify the limited liability of a limited partner;

•       alter the interest of a partner in profits or losses, or the right to receive any distributions, except as permitted under the partnership agreement with respect to the admission of new partners or the issuance of additional Operating Partnership units; or

•       materially alter the unit redemption right of the limited partners,

must be approved by each limited partner or any assignee who is a bona fide financial institution that loans money or otherwise extends credit to a holder of Operating Partnership units or partnership interests that would be adversely affected by the amendment.

Tax Matters

Pursuant to the partnership agreement, the general partner is the tax matters partner of our Operating Partnership. Accordingly, through our role as the general partner of the Operating Partnership, we have authority to make tax elections under the Internal Revenue Code on behalf of our Operating Partnership, and to take such other actions as permitted under the partnership agreement.

Term

Our Operating Partnership will continue until dissolved upon the first to occur of any of the following:

•       an event of withdrawal (other than an event of bankruptcy), unless within 90 days after the withdrawal, the written consent of the outside limited partners, as defined in the partnership agreement, to continue the business of our Operating Partnership and to the appointment, effective as of the date of withdrawal, of a substitute general partner is obtained;

•       through December 31, 2054, an election by us, as general partner, with the consent of the partners holding partnership interests representing 90% of the percentage interest (as defined in the partnership agreement) of the interests entitled to vote thereon (including Operating Partnership Units held by us);

•       an election to dissolve the Operating Partnership by us, as general partner, in our sole and absolute discretion after December 31, 2054;

•       entry of a decree of judicial dissolution of our Operating Partnership pursuant to Delaware law;

•       the sale of all or substantially all of the assets and properties of our Operating Partnership for cash or for marketable securities; or

•       entry of a final and non-appealable judgment by a court of competent jurisdiction ruling that we are bankrupt or insolvent, or entry of a final and non-appealable order for relief against us, under any federal or state bankruptcy or insolvency laws, unless prior to or at the time of the entry of such judgment or order, the written consent of the outside limited partners, as defined in our partnership agreement, to continue the business of our Operating Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute general partner is obtained.

COMPARISON OF OWNERSHIP OF UNITS AND COMMON SHARES

The information below highlights a number of the significant differences between the Operating Partnership and the Company relating to, among other things, form of organization, policies and restrictions, management structure, compensation and fees, voting rights, liability of investors, liquidity and U.S. federal income tax considerations. These comparisons are intended to assist holders of units in understanding how their investment will be changed if they exchange their units for common shares. THE FOLLOWING DISCUSSION IS A SUMMARY AND DOES NOT CONSTITUTE A COMPLETE DISCUSSION OF THESE MATTERS, AND HOLDERS OF UNITS SHOULD CAREFULLY REVIEW THE BALANCE OF THIS PROSPECTUS, THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART, THE PARTNERSHIP AGREEMENT AND OUR DECLARATION OF TRUST FOR ADDITIONAL IMPORTANT INFORMATION ABOUT THE COMPANY.

OPERATING PARTNERSHIP	COMPANY
Form of Organization and Purposes

The Operating Partnership is organized as a Delaware limited partnership. The Operating Partnership’s purpose is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Delaware Revised Uniform Limited Partnership Act, provided that such business is to be conducted in a manner that permits us to be qualified as a REIT unless we cease to qualify as a REIT. We may cause the Operating Partnership not to take, or to refrain from taking, any action that, in our judgment as general partner, in our sole and absolute discretion, (i) could adversely affect our ability to continue to qualify as a REIT, (ii) could subject us to any additional taxes under Section 857 or Section 4981 of the Code, or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over us, unless such action (or inaction) is specifically consented to by us as general partner in writing.

We are a Maryland real estate investment trust. We have elected to be taxed as a REIT under the Internal Revenue Code and intend to maintain our qualification as a REIT. Under our declaration of trust, we may engage in any lawful activity permitted by Maryland law.

Length of Investment

The Operating Partnership will continue until dissolved upon the first to occur of any of the following: an event of withdrawal (other than an event of bankruptcy), unless within 90 days after the withdrawal, the written consent of outside limited partners to continue the business of the Operating Partnership and to the appointment, effective as of the date of withdrawal, of a substitute general partner is obtained; through December 31, 2054, an election by us, as general partner, with the consent of the partners holding partnership interests representing 90% of the percentage interest of the interests entitled to vote thereon; an election to dissolve the Operating Partnership by us, as general partner, in our sole and absolute discretion after December 31, 2054; entry of a decree of judicial dissolution of the Operating Partnership pursuant to Delaware law; the sale of all or substantially all of the assets and properties of the Operating Partnership for cash or for marketable securities; or entry of a final and non-appealable judgment by a court of competent jurisdiction ruling that we are bankrupt or insolvent, or entry of a final and non-appealable order for relief against us, under any federal or state bankruptcy or insolvency laws, unless prior to or at the time of the entry of such judgment or order, the written consent of outside limited partners to continue the business of the Operating Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute general partner is obtained.

We have a perpetual term and intend to continue our operations for an indefinite time period.
Additional Equity

The Operating Partnership is authorized to issue units in exchange for additional capital contributions as determined by the general partner in its sole discretion. In exchange for such capital contributions, the Operating Partnership may issue additional units or other partnership interests to existing partners (including the general partners and it affiliates) and may admit third parties as additional limited partners.

The board of trustees may issue, in its discretion, additional equity securities consisting of common shares or preferred shares provided that the total number of shares issued does not exceed the authorized number of shares set forth in our declaration of trust.

Borrowing Policies
The Operating Partnership has no restrictions on borrowings, and the general partner has full power and authority to borrow money on behalf of the Operating Partnership.	Neither our declaration of trust nor our bylaws impose any restrictions on our ability to incur borrowings.
Other Investment Restrictions

Other than restrictions precluding investments by the Operating Partnership that would adversely affect our qualification as a REIT and restrictions on transactions with affiliates, the partnership agreement does not generally restrict the Operating Partnership’s authority to enter into certain transactions, including, among others, making investments, lending Operating Partnership funds, or reinvesting the Operating Partnership’s cash flow and net sale or refinancing proceeds.

Neither our declaration of trust nor our bylaws impose any restrictions upon the types of investments made by us.
Management Control

All management powers over the business and affairs of the Operating Partnership are vested in us as general partner, and generally no limited partner of the Operating Partnership has any right to participate in or exercise control or management power over the business and affairs of the Operating Partnership, except as otherwise set forth in the partnership agreement. We may not be removed as general partner by the limited partners of the Operating Partnership with or without cause unless our shares are not publicly traded.

The board of trustees has exclusive control over our business and affairs subject only to the restrictions in our declaration of trust and bylaws. At each annual meeting of the shareholders, the successors of the trustees whose terms expire at that meeting will be elected. The policies adopted by the board of trustees may be altered or eliminated without a vote of the shareholders. Accordingly, except for their vote in the elections of trustees, shareholders have no control over our ordinary business policies.

Fiduciary Duties of General Partners and Trustees

Under Delaware law, the general partner of the Operating Partnership is accountable to the Operating Partnership as a fiduciary and, consequently, is required to exercise good faith and integrity in all of its dealings with respect to partnership affairs. However, under the partnership agreement, the general partner is not liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by partners as a result of errors in judgment or of any act or omission, provided that the general partner has acted in good faith.

Under Maryland law, the trustees must perform their duties in good faith, in a manner that they reasonably believe to be in the best interests of the Company and with the care of an ordinarily prudent person in a like position. Any trustee who acts in such a manner generally will not be liable to the Company for monetary damages arising from his or her activities as a trustee of the Company.

Management Liability and Indemnification

As a matter of Delaware law, the general partner has liability for the payment of the obligations and debts of the Operating Partnership unless limitations upon such liability are stated in the document or instrument evidencing the obligations. Under the partnership agreement, the Operating Partnership has agreed to indemnify the general partner and any trustee or officer of the general partner from and against all losses, claims, damages, liabilities, joint or several, expenses (including attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts incurred in connection with any actions relating to the operations of the Operating Partnership in which the general partner or such trustee or officer is involved, unless: (i) the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful. The reasonable expenses incurred by an indemnitee may be reimbursed by the Operating Partnership in advance of the final disposition of the proceeding upon receipt by the Operating Partnership of a written affirmation by such indemnitee of his, her or its good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking by such indemnitee to repay the amount if it is determined that such standard was not met.

Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our declaration of trust and bylaws require us, to the maximum extent permitted by Maryland law, to indemnify each present or former trustee or officer who is made a party to a proceeding by reason of his or her service to us.

Anti-takeover Provisions

Except in limited circumstances (see “—Voting Rights” below), the general partner of the Operating Partnership has exclusive management power over the business and affairs of the Operating Partnership. The general partner may not be removed by the limited partners with or without cause unless our shares are not publicly traded. With certain limited exceptions, the limited partners may not transfer their interests in the Operating Partnership, in whole or in part, without our written consent as general partner, which consent may be withheld in our sole and absolute discretion.

Our declaration of trust and bylaws contain certain provisions that may have the effect of delaying or discouraging an unsolicited proposal for the acquisition of the Company or the removal of incumbent management. These provisions include, among others, provisions designed to avoid concentration of share ownership in a manner that would jeopardize our status as a REIT under the Code. Maryland law also contains certain provisions which could have the effect of delaying, deferring or preventing a change in control of the Company or other transaction. See “Description of Common Shares—Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws.”

Voting Rights
Under the partnership agreement, all decisions relating to the operation and management of the Operating Partnership are made by the general partner.

Our business and affairs are managed under the direction of our board of trustees. Maryland law requires that certain major transactions, including most amendments to our declaration of trust, may not be consummated without the approval of shareholders as set forth below. All common shares have one vote per share, and our declaration of trust permits the board of trustees to classify and issue preferred shares in one or more series having voting power which may differ from that of the common shares.

The following is a comparison of the voting rights of the holders of units and our shareholders as they relate to certain major transactions:

Amendment of the Partnership Agreement or our Declaration of Trust

Amendments to the partnership agreement may be proposed by us, as general partner, or by any limited partner holding partnership interests representing 25% or more of the percentage interest of the interests entitled to vote thereon.  In general, the partnership agreement may be amended only with the approval of the general partner and the consent of the partners holding partnership interests representing more than 50% of the percentage interests entitled to vote thereon.  Amendments to the partnership agreement that would, among other things: convert a limited partner's interest into a general partner's interest; modify the limited liability of a limited partner; alter the interest of a partner in profits or losses, or the right to receive any distributions, except as permitted under the partnership agreement with respect to the admission of new partners or the issuance of additional operating partnership units; or materially alter the unit redemption right of the limited partners, must be approved by each limited partner or any assignee who is a bona fide financial institution that loans money or otherwise extends credit to a holder of operating partnership units or partnership interests that would be adversely affected by the amendment.

Under Maryland law and our declaration of trust, amendments to our declaration of trust generally must be advised by the board of trustees and approved by the holders of at least two thirds of the votes entitled to be cast on the matter.

Vote Required to Dissolve the Operating Partnership or the Company

The Operating Partnership may be dissolved by an election by us, as general partner, with the consent of the partners holding partnership interests representing 90% of the percentage interest (as defined in the partnership agreement) of the interests entitled to vote thereon (including Operating Partnership units held by us).

Under Maryland law and our declaration of trust, dissolution of the Company must be advised by the board of trustees and approved by the holders of at least two thirds of the votes entitled to be cast on the matter.

Vote Required to Sell Assets or Merge

Under the partnership agreement, the general partner has the full power and authority to effectuate the sale, transfer, exchange or other disposition of any of the Operating Partnership’s assets or the merger or other combination of the Operating Partnership with or into another entity.

Under Maryland law and our declaration of trust, the sale of all or substantially all of our assets, or our merger or consolidation, requires the approval of the board of trustees and the holders of at least two thirds of the votes entitled to be cast on the matter. No approval is required for the sale of less than all or substantially all of our assets.

Compensation and Fees

The general partner does not receive any compensation for its services as general partner of the Operating Partnership. The Operating Partnership will reimburse the general partner for all expenses incurred relating to the ongoing operation of the Operating Partnership.

Our officers and outside trustees receive compensation for their services.
Liability of Investors

Under the partnership agreement and applicable Delaware law, the liability of the limited partners for the Operating Partnership’s debts and obligations is generally limited to the amount of their investment in the Operating Partnership.

Under Maryland law, shareholders generally are not personally liable for the debts or obligations of the Company.
Potential Dilution of Rights

The general partner of the Operating Partnership is authorized, in its sole discretion and without limited partner approval, to cause the Operating Partnership to issue additional limited partnership interests for any Operating Partnership purpose at any time to the limited partners or to other persons (including the general partner).

The board of trustees may issue, in its discretion, additional common shares or preferred shares, or securities convertible into common shares or preferred shares. The issuance of additional common shares or preferred shares or other convertible securities may result in the dilution of the interests of the shareholders.

Liquidity

A limited partner may not transfer its limited partnership interest in the Operating Partnership without first obtaining the approval of the general partner. The general partner may, in its sole discretion, prevent the admission to the Operating Partnership of substituted limited partners.

The common shares issued upon redemption of the units will be freely transferable under the Securities Act of 1933 except to the extent they may be issued to, or become held by, affiliates of the Company. Our common shares are listed on the New York Stock Exchange under the symbol “KRG.” The breadth and strength of this secondary market will depend, among other things, upon the number of common shares outstanding, our financial condition, performance and prospects, the market for similar securities issued by REITs, and our dividend yield compared to that of other debt and equity securities.

Federal Income Taxation

The Operating Partnership is not subject to federal income taxes. Instead, each holder of units includes its allocable share of the Operating Partnership’s taxable income or loss in determining its individual federal income tax liability. The maximum federal income tax rate for individuals under current law is 35%.

We have elected to be taxed as a REIT for federal income tax purposes. A REIT generally is not subject to federal income tax on the income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for qualification as a REIT. Even a REIT, however, is subject to federal income tax on income that is not distributed and also may be subject to federal income and excise taxes in certain circumstances. In addition, certain subsidiaries of a REIT may be subject to federal income taxation. The maximum federal income tax rate for corporations under current law is 35%. Shareholders generally will be subject to taxation on dividends (other than designated “capital gain dividends” and “qualified dividend income”) at rates applicable to ordinary income, instead of at lower capital gain rates that generally apply to dividends received from a regular C corporation.

Depending on certain facts, a unitholder’s allocable share of income and loss from the Operating Partnership may be subject to the “passive activity” limitations. Under the “passive activity” rules, a unitholder’s allocable share of income and loss from the Operating Partnership that is considered “passive income” generally can only be offset against a holder’s income and loss from other investments that constitute “passive activities.”

Dividends paid by us will be treated as “portfolio” income and generally cannot be offset with losses from “passive activities.” The portfolio income of individuals is taxed at a maximum federal income tax rate applicable to individuals.

Cash distributions from the Operating Partnership are generally not taxable to a holder of units except to the extent they exceed such holder’s basis in its interest in the Operating Partnership (which will include such holder’s allocable share of the Operating Partnership’s liabilities).

Distributions made by us to our taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as “capital gain dividends” or “qualified dividend income”) will be taken into account by them as ordinary income. Distributions that are properly designated by us as “capital gain dividends” or “qualified dividend income” may be taxed at long-term capital gain rates, subject to certain exceptions. Distributions (not designated as capital gain dividends) in excess of current and accumulated earnings and profits will first be treated as a non-taxable return of capital to the extent of a shareholder’s adjusted basis in its stock, with the excess taxed as capital gain (if the stock has been held as a capital asset).

Each year, holders of units will receive a Schedule K-1 tax form containing detailed tax information for inclusion in preparing their federal income tax returns.

Each year, shareholders will receive Form 1099 containing information regarding dividends paid and, if applicable, dividends designated as capital gain dividends or qualified dividend income. In the event we designate any amounts as undistributed capital gain, shareholders will receive Form 2439 containing information regarding the amount of gain required to be included in their income.

Holders of units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which the Operating Partnership owns property, even if they are not residents of those states.

Shareholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions. We may be required to pay state income taxes in certain states.

SELLING SECURITYHOLDERS

The common shares being registered for resale under this prospectus: (i) were acquired by the selling securityholders in August 2004 as part of our formation transactions; or (ii) may be acquired upon redemption of units of limited partnership interest of Kite Realty Group, L.P. issued in August 2004 as part of our formation transactions.

Each of the selling securityholders may from time to time offer and sell pursuant to this prospectus the common shares set forth opposite his name in the table below. The following table sets forth the names of the selling securityholders and the following information as of August 15, 2005:

•       the number of common shares beneficially owned by the selling securityholders;

•       the maximum number of shares that may be offered for sale by the selling securityholders under this prospectus;

•       the number of shares beneficially owned by the selling securityholders, assuming all such shares are sold; and

•       the percentage of our outstanding common shares beneficially owned by the selling securityholders.

The selling securityholders may offer all, some or none of the common shares shown in the table. Because the selling securityholders may offer all or some portion of the common shares, we have assumed for purposes of completing the last column in the table that all common shares offered hereby will have been sold by the selling securityholders upon termination of sales pursuant to this prospectus.

Name of Selling Securityholder	Common Shares Beneficially Owned Prior to the Offering		Common Shares Offered Hereby	Common Shares Beneficially Owned After Completion of the Offering	Percentage of Outstanding Common Shares Beneficially Owned After Completion of the Offering(1)
Alvin E. Kite, Jr.	3,417,268	(2)	3,270,368	141,900	*
John A. Kite	2,114,591	(3)	2,018,324	96,267	*
Paul W. Kite	2,007,080	(4)	2,000,925	6,155	*
Thomas K. McGowan	1,484,791	(5)	1,424,841	59,950	*
Daniel R. Sink	85,271	(6)	61,538	23,733	*

*                    Less than 1%.

(1)          Based on 19,148,267 common shares outstanding as of August 5, 2005.

(2)          Includes 2,773,564 common shares issuable upon redemption of units of limited partnership interest of Kite Realty Group, L.P., 192,307 of which are held by a trust of which Mr. Alvin Kite is the trustee, 75,758 of which are held by a grantor retained annuity trust of which Mr. Alvin Kite is the trustee. Includes 35,000 common shares issuable upon exercise of options granted in connection with his employment by us. Also includes 21,500 common shares held by Mr. Alvin Kite’s spouse, with whom Mr. Alvin Kite shares voting and dispositive power. Mr. Alvin Kite has served as our Chairman since our initial public offering in August 2004.

(3)          Includes 1,843,895 common shares issuable upon redemption of units of limited partnership interest of Kite Realty Group, L.P., 200,000 of which are held by a grantor retained annuity trust of which Mr. John Kite is the trustee. Includes 46,667 common shares issuable upon exercise of options granted in connection with his employment by us. Also includes 10,000 common shares held by Mr. John Kite’s spouse, with whom Mr. John Kite shares voting and dispositive power. Mr. John Kite has served as our Chief Executive Officer and President and as a member of our board of trustees since our initial public offering in August 2004.

(4)          Includes 1,845,714 common shares issuable upon redemption of units of limited partnership interest of Kite Realty Group, L.P., 200,000 of which are held by a grantor retained annuity trust of which Mr. Paul Kite is the trustee. Mr. Paul Kite is the son of Alvin E. Kite, Jr. and the brother of John A. Kite.

(5)          Includes 1,438,018 common shares issuable upon redemption of units of limited partnership interest of Kite Realty Group, L.P., 141,800 of which are held by a grantor retained annuity trust of which Mr. McGowan is the trustee and 20,000 of which are held by a trust of which Mr. McGowan is the trustee. Also includes 35,000 common shares issuable upon exercise of options granted in connection with his employment by us. Mr. McGowan has served as our Executive Vice President of Development, Chief Operating Officer and President of Kite Construction, Inc. since our initial public offering in August 2004.

(6)          Includes 61,538 common shares issuable upon redemption of units of limited partnership interest of Kite Realty Group, L.P. Also includes 23,333 common shares issuable upon exercise of options granted in connection with his employment by us. Mr. Sink has served as our Senior Vice President and Chief Financial Officer since our initial public offering in August 2004.

The selling securityholders listed in the above table may have sold or transferred, in transactions pursuant to this prospectus or exempt from the registration requirements of the Securities Act, some or all of their shares since the date as of which the information is presented in the above table. Information concerning the selling securityholders may change from time to time and any such changed information will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part if and when necessary.

PLAN OF DISTRIBUTION

This prospectus relates to our possible issuance from time to time of up to 8,281,882 common shares to the holders of up to 8,281,882 units, upon the tender of such units for redemption. We have registered the issuance of the common shares to permit the holders thereof to sell such shares without restriction in the open market or otherwise, but registration of the issuance of such common shares does not necessarily mean that any holders will elect to redeem their units or that we will issue any common shares upon any redemption.

We will acquire one unit from an exchanging partner in exchange for each common share that we issue. Consequently, with each redemption, our interest in our Operating Partnership will increase.

This prospectus also relates to the offer and sale from time to time of up to 833,267 common shares that were issued to the selling securityholders as part of our formation transactions in August 2004, and the offer and sale from time to time of any common shares issued upon redemption of units of limited partnership interest of our operating partnership to persons who may be affiliates of our company. We will not receive any of the proceeds from the sale by the selling securityholders of the common shares. We will bear the fees and expenses incurred in connection with our obligation to register the common shares. However, the selling securityholders will pay all underwriting discounts, commissions and agent’s commissions, if any.

The selling securityholders may offer and sell the common shares from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling securityholder or by agreement between such holder and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:

•       in market transactions;

•       in privately negotiated transactions;

•       through the writing of options;

•       in a block trade in which a broker-dealer will attempt to sell a block of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•       if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

•       through broker-dealers, who may act as agents or principals;

•       directly to one or more purchasers;

•       through agents; or

•       in any combination of the above or by any other legally available means.

In connection with the sales of the common shares, the selling securityholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common shares, deliver the common shares to close out such short positions, or loan or pledge the common shares to broker-dealers that in turn may sell such shares.

If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any common shares through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the common shares, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of common shares and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of the common shares, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of common shares for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the shares of common shares by the selling securityholders. Selling securityholders may decide to sell all or a portion of the common shares offered by them pursuant to this prospectus or may decide not to sell common shares under this prospectus. In addition, any selling securityholder may transfer, devise or give the common shares by other means not described in this prospectus. Any common shares covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the common shares by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common shares by the selling securityholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the particular common shares being distributed. All of the above may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

Under the securities laws of certain states, the common shares may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the common shares may not be sold unless the common shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders will indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and will be entitled to contribution from the selling securityholders in connection with those liabilities.

LEGAL MATTERS

The validity of the securities offered by means of this prospectus and certain U.S. federal income tax matters have been passed upon for us by Hogan & Hartson L.L.P.

EXPERTS

The financial statements and schedule of Kite Realty Group Trust and its predecessor, Kite Property Group, included in Kite Realty Group Trust’s Annual Report (Form 10-K) for the year ended December 31, 2004, and the Combined Statement of Revenues and Certain Expenses of Plaza Volente and Indian River Square included in Kite Realty Group Trust’s Current Report on Form 8-K dated August 16, 2005 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports included therein, and incorporated herein by reference. Such financial statements and schedule have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                 Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$16,340
Blue Sky Fees and Expenses	10,000
Accounting Fees and Expenses	100,000
Legal Fees and Expenses	200,000
Printing Expenses	50,000
Miscellaneous	123,660
Total	500,000

Item 15.                 Indemnification of Directors and Officers

The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our declaration of trust contains a provision that limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission if the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancement of expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Our declaration of trust provides that we (a) shall indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any individual who is a present or former trustee, and (b) may indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any individual who is a present or former officer or any individual who, at our request, serves or has served as an, officer, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former officer, partner, employee or agent of our company. We have the power, with the approval of our board of trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of our company in any of the capacities described in (a) or (b) above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Item 16.                 Exhibits

The Exhibits to this Registration Statement are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17.                 Undertakings

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the Registrant may indemnify a Trustee, officer or controlling person of the registrant against liabilities arising under the Securities Act of 1933, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on August 15, 2005.

KITE REALTY GROUP TRUST
By:	/s/ JOHN A. KITE
John A. Kite
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ JOHN A. KITE	Chief Executive Officer, President	August 15, 2005
John A. Kite	and Trustee (Principal Executive Officer)
/s/ DANIEL R. SINK	Chief Financial Officer	August 15, 2005
Daniel R. Sink	(Principal Financial and Accounting Officer)
/s/ ALVIN E. KITE, JR.	Chairman of the Board of Trustees	August 15, 2005
Alvin E. Kite, Jr.
/s/ WILLIAM E. BINDLEY	Trustee	August 10, 2005
William E. Bindley
/s/ RICHARD A. COSIER	Trustee	August 11, 2005
Richard A. Cosier
/s/ EUGENE GOLUB	Trustee	August 12, 2005
Eugene Golub
/s/ GERALD L. MOSS	Trustee	August 15, 2005
Gerald L. Moss
/s/ MICHAEL L. SMITH	Trustee	August 15, 2005
Michael L. Smith

EXHIBIT INDEX

Exhibit No.	Description
4.1	Articles of Amendment and Restatement of Declaration of Trust (incorporated by reference to exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on August 20, 2004)
4.2	Amended and Restated Bylaws, as amended (incorporated by reference to exhibit 3.2 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2004)
5.1	Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered
8.1	Opinion of Hogan & Hartson L.L.P. regarding certain tax matters
23.1	Consent of Ernst & Young LLP
23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
23.3	Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)
24.1	Powers of Attorney.
99.1

Amended and Restated Agreement of Limited Partnership of Kite Realty Group, L.P., dated as of August 16, 2004 (incorporated by reference to exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on August 20, 2004).